EXHIBIT 15.2

To the Partners of Icahn Enterprises L.P.

We are aware of the inclusion in Icahn Enterprises L.P.'s Form 10-Q for the quarter ended March 31, 2012 and the incorporation by reference in the Registration Statement (Form S-3 No. 333-158705) of Icahn Enterprises L.P. of our report dated April 24, 2012 relating to the unaudited consolidated interim financial statements of Federal-Mogul Corporation that are included in Federal-Mogul Corporation's Form 10-Q for the quarter ended March 31, 2012.

/s/Ernst & Young LLP

Detroit, Michigan
May 1, 2012